February 18, 2026 Constellium Reports Strong Fourth Quarter and Full Year 2025 Results; Provides Full Year 2026 Guidance Paris - Constellium SE (NYSE: CSTM) ("Constellium" or the "Company") today reported results for the fourth quarter and the full year ended December 31, 2025. Fourth quarter 2025 highlights: • Shipments of 365 thousand metric tons, up 11% compared to Q4 2024 • Revenue of $2.2 billion, up 28% compared to Q4 2024 • Net income of $113 million compared to a net loss of $47 million in Q4 2024 • Adjusted EBITDA of $280 million > Includes positive non-cash metal price lag impact of $67 million • Segment Adjusted EBITDA of $83 million at A&T, $136 million at P&ARP and $5 million at AS&I, and corporate costs of $(11) million, together representing a record fourth quarter for the Company • Cash from Operations of $218 million and Free Cash Flow of $110 million • Repurchased 2.4 million shares of the Company stock for $40 million Full year 2025 highlights: • Shipments of 1.5 million metric tons, up 4% compared to 2024 • Revenue of $8.4 billion, up 15% compared to 2024 • Net income of $275 million compared to net income of $60 million in 2024 • Adjusted EBITDA of $846 million > Includes positive non-cash metal price lag impact of $126 million • Segment Adjusted EBITDA of $339 million at A&T, $353 million at P&ARP and $72 million at AS&I, and corporate costs of $(44) million, together representing the Company’s second best year ever • Cash from Operations of $489 million and Free Cash Flow of $178 million • Repurchased 8.9 million shares of the Company stock for $115 million • Adjusted Return on Invested Capital (Adjusted ROIC) of 9.0% • Leverage of 2.5x at December 31, 2025 Media Contacts Investor Relations Communications Jason Hershiser Delphine Dahan-Kocher Phone: +1 443 988-0600 Phone: +1 443 420 7860 investor-relations@constellium.com delphine.dahan-kocher@constellium.com 1

“Constellium delivered near record results in 2025 despite the uncertain macroeconomic and end market environment, including record fourth quarter Adjusted EBITDA,” said Ingrid Joerg, Constellium’s Chief Executive Officer. “I want to thank each of our 11,500 employees for their commitment and relentless focus on safety and serving our customers. Looking across our end markets in 2025, packaging demand remained healthy, and we continued to benefit from improved operational performance at Muscle Shoals. Aerospace demand was lower driven by continued destocking of aluminum products in the global Aerospace supply chain, though demand for high value add products remained strong. Automotive demand remained weak in Europe and relatively stable in North America, and in the fourth quarter we benefited from increased demand due to short-term supply shortages in the United States. Industrial market conditions in North America and Europe became more stable, and our shipments in Europe improved during the year given the post-flood recovery in Valais, Switzerland. Following the U.S. tariff announcements in 2025, market aluminum prices (LME price + Midwest Premium) have risen sharply in North America, and certain spot scrap aluminum spreads have improved from historically tight levels. We generated strong Free Cash Flow of $178 million in 2025, and during the year we returned $115 million to shareholders through the repurchase of 8.9 million shares. I am pleased to report we reduced our leverage to 2.5x at the end of 2025.” Ms. Joerg continued, “Looking ahead to 2026, we currently expect recent demand trends in our end markets to continue into at least the early part of 2026 and the overall macroeconomic environment to remain relatively stable, and we expect to benefit from recent market dynamics, including supply shortages for automotive rolled products as well as improved scrap spreads in North America. We have a relentless focus on operational excellence which will allow us to capitalize on current and future opportunities, and we are proactively managing the business to the current environment. On that front, I am pleased to announce today that we are rolling out Vision 2028, our next group-wide excellence program across two pillars including operational efficiencies and cost reductions, which underpins our 2028 targets.” Ms. Joerg concluded, “Based on our current outlook, we expect Adjusted EBITDA to be in the range of $780 million to $820 million, excluding the non-cash impact of metal price lag, and Free Cash Flow in excess of $200 million in 2026. We also remain confident in our ability to deliver on our targets of Adjusted EBITDA of $900 million, excluding the non-cash impact of metal price lag, and Free Cash Flow of $300 million, by 2028. Our focus remains on executing on our strategy, driving operational performance, controlling costs, generating Free Cash Flow and increasing shareholder value.” 2

Group Summary

	Q4 2025	Q4 2024	Var.	FY 2025	FY 2024	Var.
Shipments (k metric tons)	365	328	11%	1,495	1,438	4%
Revenue ($ millions)	2,201	1,721	28%	8,449	7,335	15%
Net income ($ millions)	113	(47)	n.m.	275	60	358%
Adjusted EBITDA ($ millions)	280	125	124%	846	623	36%
Metal price lag (non-cash) ($ millions)	67	25	n.m.	126	48	n.m.

The difference between the sum of reported segment revenue and total group revenue includes revenue from certain non-core activities and inter-segment eliminations. The difference between the sum of reported Segment Adjusted EBITDA and the Group Adjusted EBITDA is related to Holdings and Corporate and the non-cash impact of metal price lag.

For the fourth quarter of 2025, the Company had shipments of 365 thousand metric tons, an increase of 11% compared to the fourth quarter of 2024 due to higher shipments in all of our operating segments. Revenue was $2.2 billion, an increase of 28% compared to the fourth quarter of 2024 due to higher shipments and higher revenue per ton, including higher metal prices. Net income of $113 million reflected an increase of $160 million compared to a net loss of $47 million in the fourth quarter of 2024. Adjusted EBITDA was $280 million, an increase of $155 million compared to Adjusted EBITDA of $125 million in the fourth quarter of 2024 due to stronger results in all of our operating segments, lower corporate costs, a favorable change in the non-cash metal price lag impact, and favorable foreign exchange translation.

For the full year of 2025, the Company had shipments of 1.5 million metric tons, an increase of 4% compared to the full year of 2024 mainly due to higher shipments in the P&ARP segment. Revenue was $8.4 billion, an increase of 15% compared to the full year of 2024 due to higher shipments and higher revenue per ton, including higher metal prices. Net income of $275 million reflected an increase of $215 million compared to net income of $60 million in the full year 2024. Adjusted EBITDA was $846 million, an increase of $223 million compared to the full year of 2024 primarily due to stronger results in our A&T and P&ARP segments, a favorable change in the non-cash metal price lag impact, and favorable foreign exchange translation, partially offset by weaker results in our AS&I segment and higher corporate costs.

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Results by Segment

Aerospace & Transportation (A&T)

	Q4 2025	Q4 2024	Var.	FY 2025	FY 2024	Var.
Shipments (k metric tons)	53	44	21%	207	209	(1)%
Revenue ($ millions)	527	430	23%	1,968	1,816	8%
Segment Adjusted EBITDA ($ millions)	83	58	43%	339	292	16%
Segment Adjusted EBITDA per metric ton ($)	1,553	1,317	18%	1,634	1,395	17%

For the fourth quarter of 2025, Segment Adjusted EBITDA was $83 million, an increase of 43% compared to the fourth quarter of 2024 primarily due to higher shipments, lower operating costs and favorable foreign exchange translation, partially offset by unfavorable price and mix. For the fourth quarter of 2024, Segment Adjusted EBITDA included a $5 million negative impact from the flood in Valais. Shipments of 53 thousand metric tons reflected an increase of 21% compared to the fourth quarter of 2024 due to higher shipments of transportation, industry and defense (TID) rolled products. Revenue was $527 million, an increase of 23% compared to the fourth quarter of 2024 due to higher shipments and higher revenue per ton, including higher metal prices.

For the full year of 2025, Segment Adjusted EBITDA was $339 million, an increase of 16% compared to the full year of 2024 primarily due to lower operating costs and favorable foreign exchange translation, partially offset by unfavorable price and mix. For the full year of 2024, Segment Adjusted EBITDA included a $13 million negative impact from the flood in Valais. Shipments of 207 thousand metric tons reflected a decrease of 1% compared to the full year of 2024 due to lower shipments of aerospace rolled products, mostly offset by higher shipments of TID rolled products. Revenue was $2.0 billion, an increase of 8% compared to the full year of 2024 primarily due to higher revenue per ton, including higher metal prices, partially offset by lower shipments.

Packaging & Automotive Rolled Products (P&ARP)

	Q4 2025	Q4 2024	Var.	FY 2025	FY 2024	Var.
Shipments (k metric tons)	265	239	11%	1,086	1,027	6%
Revenue ($ millions)	1,349	1,009	34%	5,078	4,196	21%
Segment Adjusted EBITDA ($ millions)	136	56	143%	353	242	46%
Segment Adjusted EBITDA per metric ton ($)	513	234	119%	325	236	38%

For the fourth quarter of 2025, Segment Adjusted EBITDA was $136 million, an increase of 143% compared to the fourth quarter of 2024 primarily due to higher shipments and favorable

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metal costs at Muscle Shoals, favorable price and mix and favorable foreign exchange translation, partially offset by higher operating costs. Shipments of 265 thousand metric tons reflected an increase of 11% compared to the fourth quarter of 2024 mainly due to higher shipments of packaging rolled products in North America and Europe and automotive rolled products in North America. Revenue was $1.3 billion, an increase of 34% compared to the fourth quarter of 2024 due to higher shipments and higher revenue per ton, including higher metal prices.

For the full year of 2025, Segment Adjusted EBITDA was $353 million, an increase of 46% compared to the full year of 2024 primarily due to higher shipments in North America with improved Muscle Shoals performance, favorable price and mix, favorable metal costs and favorable foreign exchange translation. Shipments of 1.1 million metric tons reflected an increase of 6% compared to the full year of 2024 due to higher shipments of packaging rolled products, partially offset by lower shipments of automotive and specialty rolled products. Revenue was $5.1 billion, an increase of 21% compared to the full year of 2024 due to higher shipments and higher revenue per ton, including higher metal prices.

Automotive Structures & Industry (AS&I)

	Q4 2025	Q4 2024	Var.	FY 2025	FY 2024	Var.
Shipments (k metric tons)	46	44	5%	202	201	0%
Revenue ($ millions)	368	329	12%	1,579	1,432	10%
Segment Adjusted EBITDA ($ millions)	5	4	25%	72	74	(3)%
Segment Adjusted EBITDA per metric ton ($)	108	91	19%	357	367	(3)%

For the fourth quarter of 2025, Segment Adjusted EBITDA was $5 million, an increase of 25% compared to the fourth quarter of 2024 primarily due to higher shipments and favorable foreign exchange translation, mostly offset by unfavorable price and mix. For the fourth quarter of 2024, Segment Adjusted EBITDA included a $10 million negative impact from the flood in Valais. Shipments of 46 thousand metric tons reflected an increase of 5% compared to the fourth quarter of 2024 mainly due to higher shipments of other extruded products following a recovery from the flood in Valais last year, partially offset by lower shipments of automotive extruded products. Revenue was $368 million, an increase of 12% compared to the fourth quarter of 2024 due to higher shipments and higher revenue per ton, including higher metal prices.

For the full year of 2025, Segment Adjusted EBITDA was $72 million, a decrease of 3% compared to the full year of 2024 primarily due to unfavorable price and mix and the unfavorable impact from tariffs, partially offset by net customer compensation for underperformance of an automotive program and lower operating costs. For the full year of 2024, Segment Adjusted EBITDA included a $20 million negative impact from the flood in Valais. Shipments of 202 thousand metric tons were stable compared to the full year of 2024 due to higher shipments of other extruded products following a recovery from the flood in Valais last year offset by lower shipments of automotive extruded products. Revenue was $1.6 billion, an increase of 10%

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compared to the full year of 2024 primarily due to higher revenue per ton, including higher metal prices.

The following table reconciles the total of our segments' measures of profitability to the group's net income:

	Three months ended December 31,		Year ended December 31,	
(in millions of U.S. dollars)	**2025**	**2024**	**2025**	**2024**
A&T	83	58	339	292
P&ARP	136	56	353	242
AS&I	5	4	72	74
Holdings and Corporate[(1)]	(11)	(18)	(44)	(33)
Segment Adjusted EBITDA	**213**	**100**	**720**	**575**
Metal price lag	67	25	126	48
Adjusted EBITDA	**280**	**125**	**846**	**623**
Other adjustments	(90)	(115)	(329)	(377)
Finance costs - net	(26)	(28)	(109)	(111)
Income before tax	**164**	**(18)**	**408**	**135**
Income tax expense	(51)	(29)	(133)	(75)
Net income	**113**	**(47)**	**275**	**60**

(1) Holdings & Corporate reflects activities and the associated financial results of our corporate support functions and our technology centers..

Reconciled items excluded from our Segment Adjusted EBITDA include the following:

Metal price lag

Metal price lag represents the financial impact of the timing difference between when aluminum prices included within Constellium's Revenue are established and when aluminum purchase prices included in Cost of sales are established, which is a non-cash financial impact. The calculation of metal price lag adjustment is based on a standardized methodology applied at each of Constellium's manufacturing sites. Metal price lag is calculated as the average value of product purchased in the period, approximated at the market price, less the value of product in inventory at the weighted average of metal purchased over time, multiplied by the quantity sold in the period.

For all the periods in the table above metal price lag was positive, which reflects prices for primary aluminum increasing during the period.

Other adjustments are detailed in the Reconciliation of net income to Adjusted EBITDA table on page 16.

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Net Income For the fourth quarter of 2025, net income of $113 million compares to a net loss of $47 million in the fourth quarter of the prior year. The increase in net income is primarily related to higher gross profit (revenue less cost of sales, excluding depreciation and amortization), lower selling and administrative expenses and favorable changes in other gains and losses, partially offset by higher depreciation and amortization and income tax expense. For the full year of 2025, net income of $275 million compares to net income of $60 million in the full year of 2024. The increase in net income is primarily related to higher gross profit and favorable changes in other gains and losses, partially offset by higher depreciation and amortization, and higher selling and administrative expenses and income tax expense. Cash Flow Cash flows from operating activities were $489 million for the full year of 2025 compared to cash flows from operating activities of $301 million in the prior year. Free Cash Flow was $178 million in the full year of 2025 compared to $(100) million in the full year of 2024. Free Cash Flow in 2024 would have been $30 million excluding the impact of the Valais flood and including cash received for collection of deferred purchase price receivables. The increase in Free Cash Flow in 2025 was primarily due to higher Segment Adjusted EBITDA and lower capital expenditures, partially offset by higher cash interest. Cash flows used in investing activities were $309 million for the full year of 2025 compared to cash flows used in investing activities of $313 million in the prior year. Cash flows used in financing activities were $215 million for full year of 2025 compared to cash flows used in financing activities of $61 million in the prior year. During the full year of 2025, the Company repurchased 8.9 million shares of the Company stock for $115 million. As of December 31, 2025, the Company does not have any outstanding borrowings under its Pan- U.S. ABL facility. During the full year of 2024, the Company repurchased 4.6 million shares of the Company stock for $79 million. Liquidity and Net Debt Liquidity at December 31, 2025 was $866 million, comprised of $120 million of cash and cash equivalents and $746 million available under our committed lending facilities and factoring arrangements. Total debt was $1,944 million at December 31, 2025, compared to $1,918 million at December 31, 2024. Net debt was $1,824 million at December 31, 2025, compared to $1,776 million at December 31, 2024. 7

Outlook Based on our current outlook, for 2026 we expect Adjusted EBITDA, excluding the non-cash impact of metal price lag, to be in the range of $780 million to $820 million and Free Cash Flow in excess of $200 million. In addition, we expect to achieve Adjusted EBITDA, excluding the non-cash impact of metal price lag, of $900 million and Free Cash Flow of $300 million by 2028. We are not able to provide a reconciliation of this Adjusted EBITDA guidance to net income, the comparable GAAP measure, because certain items that are excluded from Adjusted EBITDA cannot be reasonably predicted or are not in our control. In particular, we are unable to forecast the timing or magnitude of realized and unrealized gains and losses on derivative instruments, impairment or restructuring charges, or taxes without unreasonable efforts, and these items could significantly impact, either individually or in the aggregate, net income in the future. 8

Forward-looking statements Certain statements contained in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. This press release contains “forward-looking statements” with respect to our business, results of operations and financial condition, including, among others, statements regarding anticipated macroeconomic, end- market and industry environments, initiatives with respect to operational excellence, functional cost savings and structural cost reductions and their potential impact, and earnings guidance. You can identify forward-looking statements because they contain words such as, but not limited to, “anticipates,” “approximately,” “believes,” “continue,” “could,” “estimates,” “expects,” “intends,” “likely,” “may,” “plans,” “should,” “targets,” “will,” “would,” and similar expressions (or the negative of these terminologies or expressions). All forward-looking statements involve risks and uncertainties and are based on underlying assumptions that may prove incorrect. Many risks and uncertainties are inherent in our industry and markets, while others are more specific to our business and operations. These risks and uncertainties include, but are not limited to: market competition; global or regional economic downturns or industry specific conditions, including the impacts of tax and tariff programs, inflation, foreign currency exchange, and industry consolidation; disruption to business operations; natural disasters including severe flooding and other weather-related events; geopolitical tensions and conflicts, including the ongoing conflict between Russia and Ukraine; the inability to meet customer demand and quality requirements; the loss of key customers, suppliers or other business relationships; supply disruptions; excessive inflation; the capacity and effectiveness of our hedging policy activities; the loss of key employees; levels of indebtedness which could limit our operating flexibility and opportunities; and other risk factors set forth under the heading “Risk Factors” in our Annual Report on Form 10-K, and as described from time to time in subsequent reports filed with the U.S. Securities and Exchange Commission. The occurrence of the events described and the achievement of the expected results depend on many events, some or all of which are not predictable or within our control. Consequently, actual results may differ materially from the forward-looking statements contained in this press release. We undertake no obligation to update or revise any forward-looking statement as a result of new information, future events or otherwise, except as required by law. About Constellium Constellium (NYSE: CSTM) is a global sector leader that develops innovative, value-added aluminum products for a broad scope of markets and applications, including aerospace, packaging and automotive. Constellium generated $8.4 billion of revenue in 2025. Constellium’s earnings materials for the fourth quarter and full year ended December 31, 2025 are also available on the company’s website (www.constellium.com). 9

Non-GAAP measures In addition to the results reported in accordance with United States Generally Accepted Accounting Principles (“U.S. GAAP”), this press release includes information regarding certain financial measures which are not prepared in accordance with U.S. GAAP (“non-GAAP measures”). The non-GAAP measures used in this press release are: Adjusted EBITDA, Free Cash Flow, Adjusted NOPAT, Invested Capital, Adjusted ROIC and Net debt. Reconciliations to the most directly comparable U.S. GAAP financial measures are presented in the schedules to this press release. We believe these non-GAAP measures are important supplemental measures of our operating and financial performance. By providing these measures, together with the reconciliations, we believe we are enhancing investors’ understanding of our business, our results of operations and our financial position, as well as assisting investors in evaluating the extent to which we are executing our strategic initiatives. However, these non-GAAP financial measures supplement our U.S. GAAP disclosures and should not be considered an alternative to the U.S. GAAP measures and may not be comparable to similarly titled measures of other companies. Adjusted EBITDA is not a presentation made in accordance with U.S. GAAP, is not a measure of financial condition, liquidity or profitability and should not be considered as an alternative to profit or loss for the period, revenues or operating cash flows determined in accordance with U.S. GAAP. The most directly comparable U.S. GAAP measure to Adjusted EBITDA is our net income or loss for the relevant period. Adjusted EBITDA is defined as income / (loss) from continuing operations before income taxes, results from joint ventures, net finance costs, other expenses and depreciation and amortization as adjusted to exclude restructuring costs, impairment charges, unrealized gains or losses on derivatives and on foreign exchange differences on transactions which do not qualify for hedge accounting, share based compensation expense, non-operating gains / (losses) on pension and other post-employment benefits, factoring expenses, effects of certain purchase accounting adjustments, start-up and development costs or acquisition, integration and separation costs, certain incremental costs and other exceptional, unusual or generally non-recurring items. We believe Adjusted EBITDA is useful to investors as it illustrates the underlying performance of continuing operations by excluding certain non-recurring and non-operating items. We believe that Adjusted EBITDA is frequently used by securities analysts, investors and other stakeholders in their evaluation of the Company’s performance. Free Cash Flow is defined as net cash flow from operating activities, less capital expenditures, net of property, plant and equipment inflows. Management believes that Free Cash Flow is a useful measure of the net cash flow generated or used by the business as it takes into account both the cash generated or consumed by operating activities, including working capital, and the capital expenditure requirements of the business. However, Free Cash Flow is not a presentation made in accordance with U.S. GAAP and should not be considered as an alternative to operating cash flows determined in accordance with U.S. GAAP. Free Cash Flow has certain inherent limitations, including the fact that it does not represent residual cash flows available for discretionary spending, notably because it does not reflect principal repayments required in connection with our debt or capital lease obligations. 10

Adjusted Return on Invested Capital (“Adjusted ROIC”) is defined as Adjusted Net Operating Profit after Tax (“Adjusted NOPAT”), a non-GAAP measure, divided by Invested Capital, a non- GAAP measure. The calculation of Adjusted ROIC together with a reconciliation of Adjusted NOPAT to Net Income, the most comparable U.S. GAAP measure, are presented in the schedules to this press release. Management believes Adjusted ROIC is useful in assessing the effectiveness of our capital allocation over time. Adjusted ROIC is not calculated based on measures prepared in accordance with U.S. GAAP and should not be considered as an alternative to similar metrics calculated based on measures prepared in accordance with U.S. GAAP. Net debt is defined as debt plus or minus the fair value of cross currency basis swaps net of margin calls less cash and cash equivalents and cash pledged for the issuance of guarantees. Management believes that Net debt is a useful measure of indebtedness because it takes into account the cash and cash equivalent balances held by the Company as well as the total external debt of the Company. Net debt is not a presentation made in accordance with U.S. GAAP and should not be considered as an alternative to debt determined in accordance with U.S. GAAP. Leverage is defined as Net debt divided by last twelve months Segment Adjusted EBITDA, which excludes the non-cash impact of metal price lag. Other The Company’s 2026 Annual General Meeting of Shareholders (the “2026 AGM”) will be held on May 21, 2026. Pursuant to Rule 14a-8 (“Rule 14a-8”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Company is setting a deadline for receipt of Rule 14a-8 shareholder proposals that is a reasonable time before the Company begins to print and send its proxy materials for the 2026 AGM. Shareholders who wish to have a Rule 14a-8 proposal considered for inclusion in the Company’s proxy statement for the 2026 AGM must ensure that their proposal is received at the registered office of the Company at Washington Plaza, 40-44 Rue Washington, 75008 Paris, France, no later than March 16, 2026, which the Company has determined is a reasonable time before the Company begins to print and send its proxy materials. Such shareholder proposals must also comply with the other requirements of Rule 14a-8 in order to be eligible pursuant to such rule for inclusion in the Company’s proxy statement for the 2026 AGM. 11

CONSOLIDATED INCOME STATEMENTS (unaudited) Three months ended December 31, Year ended December 31, (in millions of U.S. dollars) 2025 2024 2025 2024 Revenue 2,201 1,721 8,449 7,335 Cost of sales (excluding depreciation and amortization) (1,854) (1,513) (7,262) (6,397) Depreciation and amortization (86) (77) (330) (304) Selling and administrative expenses (81) (93) (332) (313) Research and development expenses (14) (10) (51) (49) Other gains and losses – net 24 (18) 43 (26) Finance costs – net (26) (28) (109) (111) Income/ (loss) before tax 164 (18) 408 135 Income tax expense (51) (29) (133) (75) Net income / (loss) 113 (47) 275 60 Attributable to: Equity holders of Constellium 112 (48) 273 56 Non-controlling interests 1 1 2 4 Net income / (loss) 113 (47) 275 60 Earnings / (loss) per share attributable to the equity holders of Constellium (in dollars) Basic 0.82 (0.34) 1.95 0.38 Diluted 0.80 (0.34) 1.92 0.38 Weighted average number of shares, (in thousands) Basic 136,779 144,361 139,678 145,719 Diluted 140,253 144,361 141,941 148,004 12

CONSOLIDATED BALANCE SHEETS (unaudited) (in millions of U.S. dollars) except share data and as otherwise stated At December 31, 2025 At December 31, 2024 Assets Current assets Cash and cash equivalents 120 141 Trade receivables and other, net 723 486 Inventories 1,407 1,181 Fair value of derivatives instruments and other financial assets 72 26 Total current assets 2,322 1,834 Non-current assets Property, plant and equipment, net 2,585 2,408 Goodwill 47 46 Intangible assets, net 88 97 Deferred tax assets 270 311 Trade receivables and other, net 31 36 Fair value of derivatives instruments 11 2 Total non-current assets 3,032 2,900 Total assets 5,354 4,734 Liabilities Current liabilities Trade payables and other 1,674 1,309 Current portion of long-term debt 39 39 Fair value of derivatives instruments 18 33 Income tax payable 18 18 Pension and other benefit obligations 24 22 Provisions 25 25 Total current liabilities 1,798 1,446 Non-current liabilities Trade payables and other 163 156 Long-term debt 1,905 1,879 Fair value of derivatives instruments 3 21 Pension and other benefit obligations 338 375 Provisions 106 91 Deferred tax liabilities 70 39 Total non-current liabilities 2,585 2,561 Total liabilities 4,383 4,007 Commitments and contingencies Shareholder's equity Ordinary shares, par value €0.02, 146,819,884 shares issued at December 31, 2025 and 2024; 135,424,702 and 143,523,308 shares outstanding at December 31, 2025 and 2024, respectively 4 4 Additional paid in capital 693 674 Accumulated other comprehensive income 54 (14) Retained earnings 354 93 Treasury shares 11,395,182 at December 31, 2025 and 3,296,576 at December 31, 2024 (153) (51) Equity attributable to equity holders of Constellium 952 706 Non-controlling interests 19 21 Total equity 971 727 Total equity and liabilities 5,354 4,734 13

CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited) Three months ended December 31, Year ended December 31, (in millions of U.S. dollars) 2025 2024 2025 2024 Net income / (loss) 113 (47) 275 60 Adjustments Depreciation and amortization 86 77 330 304 Impairment of assets 21 11 21 24 Pension and other long-term benefits 2 4 9 10 Finance costs - net 26 28 109 111 Income tax expense 51 29 133 75 Unrealized (gains) /losses on derivatives - net and from remeasurement of monetary assets and liabilities - net (21) 22 (59) 2 Losses on disposal 3 1 4 4 Other - net 8 6 44 39 Changes in working capital Inventories (40) 36 (149) (24) Trade receivables 77 108 (203) (50) Trade payables (53) (164) 168 (40) Other 2 (8) 9 (24) Change in provisions 7 (1) 6 2 Pension and other long-term benefits paid (10) (10) (54) (52) Interest paid (21) (21) (104) (93) Income tax paid (33) (10) (50) (47) Net cash flows from operating activities 218 61 489 301 Purchases of property, plant and equipment (109) (151) (330) (413) Property, plant and equipment inflows 1 5 19 12 Collection of deferred purchase price receivable — 21 2 85 Acquisition of subsidiaries net of cash acquired — — — 3 Proceeds from disposals, net of cash (1) — (1) — Other investing activities — — 1 — Net cash flows used in investing activities (109) (125) (309) (313) Repurchase of ordinary shares (40) (18) (115) (79) Proceeds from issuance of long-term debt — (3) — 671 Repayments of long-term debt (1) 1 (6) (689) Net change in revolving credit facilities and short-term debt (72) 53 (55) 54 Finance lease repayments (1) (2) (6) (8) Payment of financing costs and redemption fees — — — (14) Transactions with non-controlling interests — (1) (7) (5) Other financing activities 2 15 (26) 9 Net cash flows used in financing activities (112) 45 (215) (61) Net decrease in cash and cash equivalents (3) (19) (35) (73) Cash and cash equivalents - beginning of the period 122 170 141 223 Net decrease in cash and cash equivalents (3) (19) (35) (73) Effect of exchange rate changes on cash and cash equivalents 1 (10) 14 (9) Cash and cash equivalents - end of year 120 141 120 141 14

SEGMENT ADJUSTED EBITDA

(in millions of U.S. dollars)	Three months ended December 31,		Year ended December 31,	
	2025	2024	2025	2024
A&T	83	58	339	292
P&ARP	136	56	353	242
AS&I	5	4	72	74

SHIPMENTS AND REVENUE BY PRODUCT LINE

(in k metric tons)	Three months ended December 31,		Year ended December 31,	
	2025	2024	2025	2024
Aerospace rolled products	22	22	89	97
Transportation, industry, defense and other rolled products	31	22	119	112
Packaging rolled products	205	179	837	746
Automotive rolled products	57	56	232	260
Specialty and other thin-rolled products	3	4	17	21
Automotive extruded products	26	29	114	127
Other extruded products	20	15	88	75
Total shipments	**365**	**328**	**1,495**	**1,438**

(in millions of U.S. dollars)	Three months ended December 31,		Year ended December 31,	
	2025	2024	2025	2024
Aerospace rolled products	270	265	1,068	1,063
Transportation, industry, defense and other rolled products	257	165	900	753
Packaging rolled products	1,007	722	3,771	2,878
Automotive rolled products	318	265	1,201	1,201
Specialty and other thin-rolled products	24	22	105	117
Automotive extruded products	220	218	962	960
Other extruded products	147	111	617	472
Other and inter-segment eliminations	(43)	(46)	(176)	(108)
Total Revenue by product line	**2,201**	**1,721**	**8,449**	**7,335**

Amounts may not sum due to rounding.

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NON-GAAP MEASURES

Reconciliation of net income to Adjusted EBITDA (a non-GAAP measure)

	Three months ended December 31,		Year ended December 31,	
(in millions of U.S. dollars)	2025	2024	2025	2024
Net income / (loss)	**113**	**(47)**	**275**	**60**
Income tax expense	51	29	133	75
Finance costs – net	26	28	109	111
Expenses on factoring arrangements	5	6	21	22
Depreciation and amortization	86	77	330	304
Impairment of assets (A)	21	11	21	24
Restructuring costs (B)	—	4	3	11
Unrealized (gains) / losses on derivatives	(22)	20	(56)	1
Unrealized exchange losses / (gains) from the remeasurement of monetary assets and liabilities – net	1	—	—	(1)
Pension and other post-employment benefits - non - operating gains	(4)	(1)	(14)	(11)
Share based compensation	(1)	6	19	25
Losses on disposal	3	1	4	4
Other (C)	1	(9)	1	(2)
Adjusted EBITDA[1]	**280**	**125**	**846**	**623**
of which Metal price lag (D)	*67*	*25*	*126*	*48*

[1]Adjusted EBITDA includes the non-cash impact of metal price lag.

(A) For the year ended December 31, 2025, we recognized impairment related to property, plant and equipment primarily in our Valais extrusion operations and at two other AS&I facilities. For the year ended December 31, 2024, impairment related to property, plant and equipment in our Valais operations.

(B) For the year ended December 31, 2025 and 2024 restructuring costs were related to cost reduction programs in the United States and in Europe.

(C) For the year ended December 31, 2025, Other mainly includes $9 million of insurance proceeds and $9 million of losses resulting from flooding in the Valais (Switzerland) facilities at the end of June 2024.

For the year ended December 31, 2024, Other mainly includes $45 million of insurance proceeds and $43 million of losses resulting from flooding in the Valais (Switzerland) facilities at the end of June 2024, $4 million of insurance proceeds related to assets damaged in 2021 and $3 million gain from the acquisition of the non-controlling interests of Railtech Alu-Singen, as well as $6 million of costs associated with non-recurring corporate transformation projects.

(D) Metal price lag represents the financial impact of the timing difference between when aluminum prices included within Constellium's Revenue are established and when aluminum purchase prices included in Cost of sales are established, which is a non-cash financial impact. The calculation of metal price lag adjustment is based on a standardized methodology applied at each of Constellium's manufacturing sites. Metal price lag is calculated as the average value of product purchased in the period, approximated at the market price, less the value of product in inventory at the weighted average of metal purchased over time, multiplied by the quantity sold in the period.

Constellium

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Reconciliation of net cash flows from operating activities to Free Cash Flow (a non-GAAP measure) Three months ended December 31, Year ended December 31, (in millions of U.S. dollars) 2025 2024 2025 2024 Net cash flows from operating activities 218 61 489 301 Purchases of property, plant and equipment (109) (151) (330) (413) Property, plant and equipment inflows 1 5 19 12 Free Cash Flow 110 (85) 178 (100) Reconciliation of borrowings to Net debt (a non-GAAP measure) (in millions of U.S. dollars) At December 31, 2025 At December 31, 2024 Debt 1,944 1,918 Fair value of cross currency basis swaps, net of margin calls — (1) Cash and cash equivalents (120) (141) Net debt 1,824 1,776 17

Reconciliation of Net income to Adjusted NOPAT and Adjusted ROIC (non-GAAP measures) Year ended December 31, (in millions of U.S. dollars) 2025 2024 Net income 275 60 Income tax expense 133 75 Income before tax 408 135 Finance costs - net 109 111 Expenses on factoring arrangements 21 22 Unrealized (gains) / losses on derivatives (56) 1 Unrealized exchange losses / (gains) from the remeasurement of monetary assets and liabilities - net — (1) Share based compensation costs 19 25 Metal price lag (126) (48) Losses on disposals 4 4 Other 1 (2) Tax impact(1) (93) (66) Adjusted NOPAT (A) 287 181 (in millions of U.S. dollars) At December 31, 2024 At December 31, 2023 Intangible assets 97 104 Property, plant and equipment, net 2,408 2,422 Trade receivables and other, net - current 486 531 Derecognized trade receivables(2) 376 402 Inventories 1,181 1,197 Trade payables and other - current (1,309) (1,411) Provisions - current (25) (21) Income tax payable (18) (22) Total Invested Capital (B) 3,196 3,202 2025 2024 Adjusted NOPAT for fiscal year (A) 287 181 Total invested capital as of December 31 of prior year (B) 3,196 3,202 Adjusted ROIC (A)/(B) 9.0% 5.7% (1) Tax impact on net operating profit computed using the Group's average statutory tax rate (2) Trade receivables derecognized under our factoring agreements 18